SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 15

      Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                    Commission File Number      001-12679
                                            ----------------

                           Energy Search, Incorporated.
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             (Exact name of registrant as specified in its charter)

280 Fort Sanders West Boulevard, Suite 200, Knoxville, Tennessee 37922
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Common Stock, no par value

Redeemable Series A Common Stock Purchase Warrants, each to purchase one share of Common Stock
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         (Title of each class of securities covered by this Form)

                                      None
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    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



     Rule 12g-4(a)(1)(i)   [ x]            Rule 12h-3(b)(1)(ii)  [  ]
     Rule 12g-4(a)(1)(ii)  [  ]            Rule 12h-3(b)(2)(i)   [  ]
     Rule 12g-4(a)(2)(i)   [  ]            Rule 12h-3(b)(2)(ii)  [  ]
     Rule 12g-4(a)(2)(ii)  [  ]            Rule 15d-6            [  ]
     Rule 12h-3(b)(1)(i)   [ x]



     Approximate number of holders of record as of the Certification or notice date:

           1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Energy Search, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 20, 2001                     By: /s/BARRY HUNSAKER, JR.
                                           -----------------------------
                                            Barry Hunsaker, Jr.
                                            Senior Vice President,
                                            General Counsel and
                                            Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.